WAIVER

THIS WAIVER (this “Waiver”), is executed as of March 29, 2013, by Global Eagle Acquisition LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Warrant Agreement (as defined below).

WHEREAS, the Sponsor owns 7,333,334 warrants (the “Sponsor Warrants”) to purchase shares of common stock of Global Eagle Entertainment Inc. (f/k/a Global Eagle Acquisition Corp.) (the “Company”), the terms of which are governed by the Warrant Agreement dated as of May 12, 2011, by and between the Company and American Stock Transfer & Trust Company, LLC (the “Warrant Agreement”); and

WHEREAS, the Sponsor deems it in its best interest to waive a specific provision of the Warrant Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor agrees as follows:

1.             Waiver. Subject to the limitations set forth in this Waiver, the Sponsor hereby waives, solely with respect to the Sponsor Warrants, the following provision contained in Section 4.4 of the Warrant Agreement:

“provided further, however, that if more than 30% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the Warrant Price shall be reduced by an amount (in dollars) equal to the quotient of (x) $17.50 (subject to adjustment in accordance with Section 6.1 hereof) minus the Per Share Consideration (as defined below) (but in no event, less than zero), and (y): if the applicable event is announced on or prior to the third anniversary of the closing date of the initial Business Combination, 2; if the applicable event is announced after the third anniversary of the closing date of the initial Business Combination and on or prior to the fourth anniversary of the closing date of the initial Business Combination, 2.5; if the applicable event is announced after the fourth anniversary of the closing date of the initial Business Combination and on or prior to the Expiration Date, 3. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event.”

2.             Limitation of Waiver. The foregoing waiver shall not constitute, nor shall it operate as, an amendment or waiver by the Sponsor of any other term or provision of the Warrant Agreement or any other instrument or agreement referred to therein.

3.             Applicable Law. The validity, interpretation, and performance of this Waiver shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

4.             Counterparts. This Waiver may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the undersigned has caused this Waiver to be duly executed as of the date first above written.

GLOBAL EAGLE ACQUISITION LLC

By:	/s/ James A. Graf
Name: James A. Graf Title: CFO, VP, Secretary and Treasurer

Acknowledged and agreed

GLOBAL EAGLE ENTERTAINMENT INC.

/s/ Michael Pigott
Name: Michael Pigott
Title: General Counsel, Vice President and Secretary

[Signature page to Waiver]